                                                                      EXHIBIT 12


                      RATIO OF EARNINGS TO FIXED CHARGES
                       OMEGA HEALTHCARE INVESTORS, INC.


                              August 14, 1992
                               (Inception) to                                                              Six months ended
                            December 31, 1992(1)                  Year ended December 31                        June 30
                            --------------------    ----------------------------------------------         -------------------
                                                    1993         1994          1995         1996           1996         1997
                                                    ----         ----          ----         ----           ----         ----
Earnings before extraordinary item   $4,424        $11,573      $17,777       $29,490      $34,590       $16,669       $20,906

Fixed Charges:
  Interest                              266          4,317        9,520        14,262       20,247         9,275        10,978
  Amortization of debt issue costs       40            288        1,029         1,063          524           245           405
  Preferred dividends                     0              0            0             0            0             0           886
                                     ------        -------      -------       -------      -------       -------       -------
    Total fixed charges                 306          4,605       10,549        15,325       20,771         9,520        12,269
                                     ------        -------      -------       -------      -------       -------       -------
Earnings before Fixed Charges        $4,730        $16,178      $28,326       $44,815      $55,361       $26,189       $32,289
Ratio                                 15.45x          3.51x        2.69x         2.92x        2.67x         2.75x         2.63x

(1)  Operations commenced on August 14, 1992.